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                                                                     Exhibit 5.1


        [ON WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]



                                March 2, 2000

     Tut Systems, Inc.
     2495 Estand Way
     Pleasant Hill, CA 94523

     Re: Registration Statement on Form S-1 of
           Tut Systems, Inc., a Delaware corporation
           (the "Company")

     Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on February 25, 2000, (the "Registration Statement"), in connection with the registration for resale under the Securities Act of 1933, as amended, of 168,679 shares of Common Stock of the Company (the "Shares").

           In connection with this opinion, we have examined and relied upon the Merger Agreement, the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation and
     Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of records, documents, certificates, memoranda and other instruments as judgment are necessary or appropriate to enable us to render the opinion expressed below.

           It is our opinion that the Shares are validly issued, fully paid and non-assessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.


                               Very truly yours,



                               WILSON SONSINI GOODRICH & ROSATI
                               Professional Corporation


                               /s/ Wilson Sonsini Goodrich & Rosati